(Translation)

LOAN AGREEMENT

Party A: Parko (Hong Kong) Limited

Party B: China Agriculture Media (Hong Kong) Group Co. Limited

Due to demand from Party A’s business expansion, Party A will borrow HKD14,000,000 (the “Loan Amount”) from Party B for a short-term period.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, both parties agree as follows:

A.	Loan Amount and Term

Party A will borrow FOURTEEN MILLION HONG KONG DOLLARS (HKD14,000,000) from Party B. The term of the Loan shall commence on July 25, 2013 and end on December 31, 2013.

B.	Repayment

Party A should repay the principal and interest to Party B according to the schedule set forth herein. A receipt regarding the repayment of the Loan Amount should be sent to Party A when Party A makes payments in full on the due date.

C.	Interest

The Loan is interest free when Party A repays the Loan Amount on or before the due date. In the event that Party A fails to repay the principal in full to Party B upon due date, the interest rate of the Loan Amount will be 6% per annum.

D.	Rights and Obligation

Party B has rights to monitor the way that the Loan Amount is used by Party A, fully understand Party A’s solvency. All information provided by Party A to Party B should be true and complete. In the event that Party A fails to use the Loan Amount according to this Agreement, Party B has the right to withdraw the Loan Amount, and is entitled to the interest at the market rate on the breaching portion.

E.	Governing laws

All disputes arising out of or in connection with this Agreement shall be solved upon mutual agreement, or upon mediation from the third Party. In the event that there is no agreement reached, each Party has rights to file lawsuits in any competent court residing in Party B’s jurisdictions.

F.	Miscellaneous

This Agreement is effective upon signing date, including two identical copies, each of which is held by each Party with identical power in full force and effect.

Party A Parko (Hong Kong) Limited Date: July 25, 2013	Party B China Agriculture Media (Hong Kong) Group Co. Limited Date: July 25, 2013